FOR IMMEDIATE RELEASE

Contact:
John M. Lisicki, President and CEO-Elect
Tel:(518) 842-7200
Fax:(518) 842-7500


                  Amsterdam Savings, Amsterdam Federal Announce
                     Merged Bank's Executive Management Team


     Amsterdam, N.Y., (November 13, 1998) The board of directors of Amsterdam Savings Bank and Amsterdam Federal Bank today announced the executive management team for Mohawk Community Bank, the institution that will be created by the merger of the two banks.

     Joining John M. Lisicki, who will be President and Chief Executive Officer of Mohawk Community Bank, are Senior Vice President Benjamin Ziskin, Treasurer, Vice President & Chief Financial Officer, James J. Alescio and Senior Vice President Thomas Nachod.

     Ziskin and Alescio will move into the new post from the senior management positions they now occupy at Amsterdam Federal. Nachod comes to Mohawk Community Bank from ALBANK, where he most recently served as Senior Vice President. All three will be senior officers of Mohawk Community Bank.

     Ziskin has been with Amsterdam Federal since 1985, when he joined the bank as treasurer, and was appointed Vice President in 1989. He is a board member and past treasurer of the Capital District League of Savings Institutions and has served on the boards of a variety of community organizations, including the Montgomery County Chapter of the New York State Association for Retarded Children, Greater Amsterdam Volunteer Ambulance Service, Montgomery Transitional Services, Amsterdam Housing Authority, Big Brothers/Big Sisters and the St. Mary's Hospital Foundation.

     Alescio was Assistant Treasurer of Amsterdam Federal from 1984 to 1987. In 1993, he was appointed Treasurer and Chief Financial Officer of Amsterdam
Federal. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Lisicki said he is pleased to welcome Nachod to the new bank, adding that his extensive experience in the banking industry will be an asset to Mohawk Community Bank during the merger process and beyond. With more than 35 years of banking experience, Nachod most recently served as Senior Vice President of ALBANK, where he was responsible for the administration of 37 branch offices, overseeing community lending, private banking and public finance.

     Prior to joining ALBANK, Nachod worked at Key Bank in a variety of roles, among them merger and conversion activities related to institutions acquired by Key. In addition, Nachod served as Chief Executive Officer of two banks, Connecticut Community Bank in Greenwich, CT and Fidelity Bank of Scottsdale, AZ. At Fidelity Bank, Nachod has hired to organize and supervise start-up of the institution upon its founding.

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     Nachod is active in various Capital District civic organizations  including the Albany-Colonie Chamber of Commerce and the United Way, and is a past president of the Guilderland Central School District school board. He is currently an adjunct professor at the Sage Graduate School.

     "This excellent blend of experience will allow Mr. Nachod to assume the responsibility of overseeing Mohawk Community Bank's projects. This includes serving as project manager for the merger," Lisicki said. "In this capacity, he will continue the work of integrating our institutions into a single, focused, results-oriented institution."

     Lisicki concluded by praising the entire executive management team, noting that the new institution will be in good hands with Ziskin, Alescio and Nachod assisting him at its helm.

     "Our team brings a tremendous range of experience and expertise to Mohawk Community Bank," said Lisicki, "I'm confident in their ability to assist me as we take on the challenges of completing the merger and continuing the traditions of hometown banking, excellent customer service and superior banking products in the communities we serve."

     On October 29, 1998, the Office of Thrift Supervision (OTS) approved the merger between AFSALA Bancorp, Inc. (NASDAQ: AFED), parent company of Amsterdam Federal Bank, and Ambanc Holding Company, Inc. (NASDAQ: AMBANC), parent company of Amsterdam Savings Bank.

     The merger is expected to close this month. Upon consummation of the merger, each outstanding share of AFSALA common stock will be converted into
1.07 shares of Ambanc common stock.

     Following the merger, Amsterdam Federal Bank and Amsterdam Savings Bank will operate as one bank under the name Mohawk Community Bank, and will have total assets of approximately $700 million. Mohawk Community Bank will also have total deposits of approximately $460 million and serve customers in 18 upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego and Chenango counties.


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